Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-147351

December 6, 2007

WSP HOLDINGS LIMITED

25,000,000 American Depositary Shares, representing 50,000,000
Ordinary Shares, Par Value $0.0001 Per Share

The information below assumes no exercise of the underwriters’ over-allotment option.

New York Stock Exchange Symbol	WH
Initial public offering price	$8.50 per ADS
Total offering price	$212,500,000
Proceeds to WSP Holdings, net of underwriting discounts and commissions	$7.905 per ADS, $197,625,000 total
Underwriting discounts and commissions	$0.595 per ADS, $14,875,000 total
Trading date	December 6, 2007
Settlement and delivery date	December 11, 2007
CUSIP	92934F 104

To the knowledge of the Company, OCM Asia Principal Opportunities Fund, L.P., a Cayman Islands limited partnership affiliated with Dennis D. Zhu, a director of the Company, intends to subscribe for 3,525,000 ADSs offered by the Company in this offering.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may also access WSP Holdings’ most recent prospectus by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1418225/000095013607008172/0000950136-07-008172-index.htm. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free: 1 866 430 0686 (calling this number is not toll free outside the United States).